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                     October 14, 2020

       Ashley Cordova
       Chief Financial Officer
       NovoCure Ltd.
       No. 4 The Forum
       Grenville Street
       St. Helier, Jersey JE2 4UF

                                                        Re: NovoCure Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-37565

       Dear Ms. Cordova:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences